Exhibit 10.31

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

among

General Cable Industries, Inc.,

Prestolite de México, S.A. de C.V.,

GK Technologies, Inc.,

General Cable de México, S.A. de C.V.,

General Cable Technologies Corporation,

Servicios Latinoamericanos GC S.A. de C.V.,

Standard Motor Products, Inc.,

Standard Motor Products de Mexico S. de R.L. de C.V.,

and

Motortronics, Inc.

dated as of

May 23, 2016

i

TABLE OF EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B-1	Form of Assignment and Assumption of Lease (Georgia Lease)
Exhibit B-2	Form of Assignment and Assumption of Lease (Plant B Lease)
Exhibit C	Form of Bill of Sale
Exhibit D-1	Form of Employer Substitution Agreement (Prestolite – Mexico Buyer)
Exhibit D-2	Form of Employer Substitution Agreement (Servicios-GCA/Servicios SMP)
Exhibit D-3	Form of Employer Substitution Notice
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Intellectual Property Assignment Agreement
Exhibit G	Form of Mexico Asset Purchase and Sale Agreement
Exhibit H	Form of Supply Agreement
Exhibit I	Form of Trademark License Agreement
Exhibit J	Form of Transition Services Agreement
Exhibits K-1 and K-2	Forms of Mexico Stock Purchase and Sale Agreements
Exhibit L	Form of Employee Services Agreement

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”), dated as of May 23, 2016, is entered into among General Cable Industries, Inc., a Delaware corporation (“GCI”), Prestolite de México, S.A. de C.V., a “Sociedad Anonima de Capital Variable” organized under the laws of Mexico (“Prestolite”), General Cable Technologies Corporation, a Delaware corporation (“GCTC”), Servicios Latinoamericanos GC S.A. de C.V., a company organized under the laws of Mexico (“Servicios,” and together with GCI, Prestolite and GCTC, each an “Asset Seller” and collectively the “Asset Sellers”),  GK Technologies, Inc., a New Jersey corporation (“GK Technologies”), General Cable de México, S.A. de C.V., a “Sociedad Anonima de Capital Variable” organized under the laws of Mexico (“GCM,” and together with GK Technologies, each an “Equity Seller” and collectively the “Equity Sellers”), Standard Motor Products, Inc., a New York corporation (“U.S. Buyer”), Motortronics, Inc., a New York corporation (“Motortronics,” and together with SMP, each an “Equity Buyer” and collectively the “Equity Buyers”), and Standard Motor Products de Mexico S. de R.L. de C.V., a “Sociedad de Responsabilidad Limitada de Capital Variable” organized under the laws of Mexico (“Mexico Buyer,” and together with U.S. Buyer and Motortronics, each a “Buyer” and collectively “Buyers”).  The Asset Sellers and the Equity Sellers are collectively referred to herein as “Sellers” (and each individually as a “Seller”).

RECITALS

WHEREAS, the Equity Sellers collectively own 100% of the outstanding equity interests (the “GCA Equity”) of General Cable Automotriz S.A. de C.V., a “Sociedad Anonima de Capital Variable” organized under the laws of Mexico (the “Acquired Company”);

WHEREAS, the Asset Sellers and the Acquired Company are engaged in the business of manufacturing and distributing automotive ignition wire sets, ignition leads and bulk ignition wire to the aftermarket and OEM/OES markets in North America (the “Business”); and

WHEREAS, Sellers wish to sell and assign to Buyers, and Buyers wish to purchase and assume from Sellers, the GCA Equity and certain other specified assets and specified liabilities relating to the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.03(b).

“Acquired Company” shall have the meaning given to such term in the Recitals.

“Acquired Company Financial Statements” has the meaning set forth in Section 4.05.

“Acquired Inventory” has the meaning set forth in Section 2.02(b).

“Action” means any written claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, litigation, subpoena or proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, that is commenced, brought, conducted or heard by or before any court or other Governmental Entity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Altoona Facility” means GCI’s facility located in Altoona, Pennsylvania.

“Asset Seller” shall have the meaning given to such term in the preamble.

“Asset Seller Corporate Books” has the meaning set forth in Section 2.02(k).

“Assigned Contracts” has the meaning set forth in Section 2.02(c).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among the Asset Sellers and the Buyers, to be executed and delivered at the Closing, in the form attached hereto as Exhibit A.

“Assignment and Assumption of Lease (Georgia Lease)” means the Assignment and Assumption of Lease between U.S. Buyer and GCI, to be executed and delivered at the Closing, in the form attached hereto as Exhibit B-1.

“Assignment and Assumption of Lease (Plant B Lease)” means the Assignment of Lease Agreement between Prestolite, GCA and Damoza, to be executed and delivered by Prestolite and GCA at the Closing, in the form attached hereto as Exhibit B-1.  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the execution and delivery of the Assignment and Assumption of Lease (Plant B) by Damoza shall not be required as a condition to the Closing for Buyers or Sellers and that the parties’ obligation to use commercially reasonable efforts to obtain such consent promptly following signing hereof and the execution and delivery of such document by Damoza shall be governed by Section 2.09 in the event that it is not obtained on or prior to the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 4.20(a).

“Bill of Sale” means the Bill of Sale from Prestolite and GCI to U.S. Buyer and Mexico Buyer, to be executed and delivered at the Closing, in the form attached hereto as Exhibit C.

“Books and Records” has the meaning set forth in Section 2.02(k).

“Business” shall have the meaning given to such term in the Recitals.

“Business Confidential Information” has the meaning set forth in Section 6.12(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

 “Buyer” and “Buyers” shall have the meanings given to such terms in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.05(f).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyers’ Objection” has the meaning set forth in Section 2.07(c).

“Buyers’ Review Period” has the meaning set forth in Section 2.07(c).

“Cap” has the meaning set forth in Section 7.04(a).

“Carve-out Financial Statements” has the meaning set forth in Section 4.05.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“CMA Closing Statement” has the meaning set forth in Section 2.07(b).

“CMA Expiration Date” has the meaning set forth in Section 2.07(b).

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Person” has the meaning set forth in Section 6.11.

“CPA Firm” has the meaning set forth in Section 2.07(c).

“Cross Dock” means GCI’s leased cross dock facility located in Nogales, Arizona.

“Damoza” means Centro Ejecutivo Damoza, S.A. de C.V., the landlord under the Plant B Lease.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 9.10(a).

“Dispute Notice” has the meaning set forth in Section 9.10(b).

“Dollars or $” means the lawful currency of the United States.

“Employee Services Agreement” means that certain employee services agreement between GCA and Servicios, dated as of January 1, 2014, as previously amended and as amended and restated as of the Closing, to be executed and delivered at the Closing in the form attached hereto as Exhibit L.

“Employer Substitution” has the meaning set forth in Section 6.01(a).

“Employer Substitution Agreement” means the Employer Substitution Agreement between Prestolite and Mexico Buyer, to be executed and delivered at the Closing, in the form attached hereto as Exhibit D.

“Employer Substitution Notice” means the Employer Substitution Notice, in the form attached hereto as Exhibit D-3, to be delivered to Mexico Employees in connection with the Employer Substitution.

“Encumbrance” means any charge, claim, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, encumbrance, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or other similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) based on or resulting from: (a) the presence of, Release of, exposure to, handling, generation, manufacture, storage, treatment, disposal or transportation of, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety as it relates to Hazardous Materials, or the indoor or outdoor environment (including, without limitation, ambient air, soil, surface water or groundwater, subsurface strata or building material or structure); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, and in connection with Mexico, the term “Environmental Law” shall also include, but is not limited to: (i) Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, and its regulations, Mexico’s Ley de Aguas Nacionales, and its regulations, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos, and its regulations, Mexico’s Ley General de Salud, and the respective regulations of each of such laws, as well as Mexico’s Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo, as such laws and regulations may be amended, restated or supplemented from time to time, and (ii) Mexican Official Norms NOM-052-SEMARNAT-2005, NOM-053-SEMARNAT-1993, NOM-138-SEMARNAT/SSA1-2012, NOM-147-SEMARNAT/SSA1-2004, and NOM-010-STPS-1999, among others, as such norms may be amended, restated or supplemented from time to time.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim.

“Environmental Permit” means any Permit required by Environmental Law.

“Equity Buyer” shall have the meaning given to such term in the preamble.

“Equity Seller” shall have the meaning given to such term in the preamble.

“Escalation to Executive Notice” has the meaning set forth in Section 9.10(b).

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among U.S. Buyer, GCI and the Escrow Agent, to be executed and delivered at the Closing, in the form attached hereto as Exhibit E.

“Escrow Amount” means the sum of three million five hundred thirty-four thousand and one hundred Dollars ($3,534,100) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Estimated Excluded Plant A Inventory Amount” has the meaning set forth in Section 2.07(a).

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Contracts” has the meaning set forth in Section 2.03(e).

“Excluded Environmental Liabilities” has the meaning set forth in Section 7.04(i).

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“Excluded Plant A Inventory” means all Inventory located at Plant A and related exclusively to the Business.

“Excluded Plant A Inventory Amount” means the book value of Excluded Plant A Inventory as of a given date, as determined in accordance with the methodologies that were used in the preparation of the Financial Statements.

“Excluded UPC Codes” has the meaning set forth in Section 2.02(m).

“Executive” has the meaning set forth in Section 9.10(b).

“Final CMA Closing Statement” has the meaning set forth in Section 2.07(c).

“Financial Statements” has the meaning set forth in Section 4.05.

“Fraud” means common law liability of any party for fraud in the event such party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against any other party, with the specific intent to deceive and mislead such other party, regarding the representations and warranties made herein or in any other Transaction Document.

“GAAP” means United States generally accepted accounting principles in effect from time to time or, if applicable, generally accepted accounting principles in effect from time to time in Mexico.

“GCA Balance Sheet” has the meaning set forth in Section 4.5(a).

“GCA Equity” shall have the meaning given to such term in the Recitals.

“GCA Material Contract” shall have the meaning set forth in Section 4.04.

“GCI” shall have the meaning given to such term in the preamble.

“GCM” shall have the meaning given to such term in the preamble.

“GCTC” shall have the meaning given to such term in the preamble.

“Georgia Lease” has the meaning set forth in Section 2.02(g).

“GK Technologies” shall have the meaning given to such term in the preamble.

“Government Contracts” has the meaning set forth in Section 4.08(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any substance or waste that is subject to regulation and/or liability under Environmental Laws due to its hazardous, acutely hazardous or toxic properties; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and in connection to Mexico, shall also be considered any material, substance or waste, whether in solid, liquid or gaseous forms, of a corrosive, reactive, explosive, toxic, flammable, or infectious nature, or any component or element thereof or any other substance or material referenced in, regulated under or defined by Environmental Laws, including, without limitation, any wastes, materials or substances that are (i) labeled as “hazardous material” or “hazardous waste” or both, pursuant to Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente; (ii) listed, characterized (or subject to characterization) as “hazardous” under Mexican Official Norms NOM-052-SEMARNAT-2005 and NOM-053-SEMARNAT-1993, and/or (iii) labeled as “hazardous wastes” under Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos and/or its regulations.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to the Intellectual Property Assets.

“Intellectual Property Assets” has the meaning set forth in Section 2.02(d).

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement between U.S. Buyer and GCTC, to be executed and delivered at the Closing, in the form attached hereto as Exhibit F.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inter-Maquiladora Customs Transfer” shall mean the standard customs transactions needed to effect a “virtual inter-maquiladora transfer” of the Purchased Assets that Prestolite imported into Mexico under its Maquiladora Program, to convey such Purchase Assets duty free to Mexico Buyer’s own Maquiladora Program, as authorized by Article 112 of the Mexican Customs Law.

“Inventory” has the meaning set forth in Section 2.02(b).

“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of Emerson Moser, Greg Lampert, Greg Ulewicz, Coco Taliaferro, Paul Furtado and Craig Horton.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, judgment, decree, other requirement or rule of law (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(a).

“Leasehold Term” has the meaning set forth in Section 4.18(a).

“Leases” has the meaning set forth in Section 4.11(a).

“Liabilities” means liabilities, obligations or commitments of any nature, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.

“Maquiladora Program” (also known as an “IMMEX Program”) means the authorization that both Prestolite and Mexico Buyer have obtained under the Mexican Decree for the development of the manufacturing, maquiladora and export services industry (Decreto para el fomento de la industria manufacturera, maquiladora y de servicios de exportación) to conduct their manufacturing operations in México, and which is a condition precedent for the implementation of the Inter-Maquiladora Customs Transfer.

“March 31 Balance Sheet and Statement of Operations” has the meaning set forth in Section 4.05.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, but excluding (a) effects or changes resulting from acts of terrorism or the commencement or escalation of any war whether declared or undeclared, or other hostilities, (b) changes in Laws applicable to the Business or the enforcement thereof that do not disproportionately affect the Business, (c) the failure of the Business to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (although the underlying performance, facts and circumstances causing such failure may be taken into account unless otherwise provided herein), (d) changes in GAAP or the interpretation thereof, (e)  changes that are generally applicable to the industries and markets in which the Business operates that do not disproportionately affect the Business, (f) changes in the United States, Mexico or world securities, credit or financial markets or general economic, regulatory or political conditions (including prevailing interest rates) that do not disproportionately affect the Business, (g) effects directly or primarily arising out of the execution or delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated thereby, the identity of Buyers or the public announcement or other publicity, leak or rumor with respect to any of the foregoing, or the operation of the Business by Buyers following the Closing, or (h) any matter set forth on the Disclosure Schedules as of the date of this Agreement.

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Mexico Asset Purchase and Sale Agreement” means the Mexican Purchase Agreement between Prestolite and Mexico Buyer, to be executed and delivered at the Closing, in the form attached hereto as Exhibit G, to be entered by such parties, subject to Section 9.06 hereof.

“Mexico Buyer” shall have the meaning given to such term in the preamble.

“Mexico Employee” has the meaning set forth in Section 6.01(a).

“Mexico Stock Purchase and Sale Agreements” means jointly a) the Mexican Stock Purchase Agreement between GK Technologies and SMP regarding the stock of GCA, to be executed and delivered at the Closing, in the form attached hereto as Exhibits K-1; and b) the Mexican Stock Purchase Agreement between GCM and Motortronics also regarding the stock of GCA, to be executed and delivered at the Closing, in the form attached hereto as Exhibits K-2, to be entered by such parties, subject to Section 9.06 hereof.

“Minimum Claim Amount” has the meaning set forth in Section 7.04(a).

“Motortronics” shall have the meaning given to such term in the preamble.

“Negotiation Period” has the meaning set forth in Section 2.07(c).

“New Products” has the meaning set forth in Section 6.15.

“Permits” means all permits, licenses, franchises, approvals, authorizations, certificates or variances required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Encumbrances for which Sellers have received a notice of claim, including all statutory Encumbrances, arising or incurred in the ordinary course of business for amounts not delinquent, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and for which appropriate reserves have been accrued, (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not materially violated by the current use or occupancy of such real property or the operation of the Business thereon, (d) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are of record or set forth in any Permits, (e) Encumbrances that do not materially interfere with the operation of the Business, and (f) the Encumbrances set forth on Schedule 1.01(a).  For purposes of this Agreement, Permitted Encumbrances shall be deemed to be Excluded Liabilities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plant A” means Sellers’ approximately 115,000 square feet facility in Nogales, Mexico where Sellers’ maquiladora that produces OEM ignition wire sets is located.

“Plant B” means Sellers’ approximately 65,000 square feet facility in Nogales, Mexico where Sellers’ maquiladora that produces aftermarket ignition wire sets and the operations of the Acquired Company is located.

“Plant B Lease” has the meaning set forth in Section 2.02(f).

“Post-Closing Recall” has the meaning set forth in Section 7.05(d).

“Pre-Closing Recall” has the meaning set forth in Section 7.05(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prestolite” shall have the meaning given to such term in the preamble.

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchased Assets” has the meaning set forth in Section 2.02.

“Qualified Recipients” has the meaning set forth in Section 3.04(h).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“Seller” and “Sellers” shall have the meaning given to such term in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.04(f).

“Seller Confidential Information” has the meaning set forth in Section 6.12(b).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Trademarks” has the meaning set forth in Section 6.10(a).

“Servicios” shall have the meaning given to such term in the preamble.

“Servicios SMP” has the meaning set forth in Section 6.01(e).

“Supplies” has the meaning set forth in Section 6.10(b).

“Supply Agreement” means the Supply Agreement between U.S. Buyer and GCI, to be executed and delivered at the Closing, in the form attached hereto as Exhibit H.

“Tangible Personal Property” has the meaning set forth in Section 2.02(e).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, flat, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, anti-dumping fees (cuotas compensatorias), duties (including aprovechamientos) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, adjustment for inflation, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, offsetting notice, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Treaty” has the meaning set forth in Section 4.22(l).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trademark License Agreement” means the Trademark License Agreement between U.S. Buyer and GCI, to be executed and delivered at the Closing, in the form attached hereto as Exhibit I.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease (Georgia Lease), the Assignment and Assumption of Lease (Plant B Lease), the Bill of Sale, the Employee Services Agreement, the Employer Substitution Agreement, the Escrow Agreement, the Intellectual Property Assignment Agreement, the Mexico Asset Purchase Agreement, the Mexico Stock Purchase Agreements, the Supply Agreement, the Trademark License Agreement and the Transition Services Agreement.

“Transferred Employees” has the meaning set forth in Section 6.01(b).

“Transferred U.S. Employees” has the meaning set forth in Section 6.01(b).

“Transition Services Agreement” means the Transition Services Agreement between U.S. Buyer, Mexico Buyer, the Acquired Company, Servicios and GCI, to be executed and delivered at the Closing, in the form attached hereto as Exhibit J.

“Union” has the meaning set forth in Section 4.21(b).

“U.S. Buyer” shall have the meaning given to such term in the preamble.

ARTICLE II

PURCHASE AND SALE

Subject to the terms and conditions set forth herein, at the Closing:

Section 2.01        Purchase and Sale of GCA Equity. Each Equity Seller shall sell, assign, transfer, convey and deliver to the Equity Buyers, and the Equity Buyers shall purchase, acquire and accept from such Equity Seller, free and clear of any Encumbrances, all of such Equity Seller’s right, title and interest in, to and under the GCA Equity, and accordingly, all of the assets (including cash, cash equivalents and Accounts Receivable) and liabilities of the Acquired Company.

Section 2.02        Purchase and Sale of Assets. Each applicable Asset Seller shall sell, assign, transfer, convey and deliver to the applicable Buyer, and such Buyer shall purchase, acquire and accept from such Asset Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of such Asset Seller’s right, title and interest in, to and under the following assets, properties and rights (but excluding the Excluded Assets) (collectively, the “Purchased Assets”):

(a)          substantially all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), located in Plant B, and, to the extent they relate primarily to, or are used or held for use primarily in connection with, the Business, substantially all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), located in Plant A, the Altoona Facility and the Cross Dock;

(b)          all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”), located at, or in transit to, the Altoona Facility, Plant B or the Cross Dock and, in each case, related exclusively to the Business (the “Acquired Inventory”);

(c)          all Contracts, including Intellectual Property Agreements (if any), set forth on Schedule 2.02(c) (the “Assigned Contracts”);

(d)          all Intellectual Property set forth on Schedule 2.02(d) (the “Intellectual Property Assets”);

(e)          all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”) that is (a) located at Plant B or (b) set forth on Schedule 2.02(e);

(f)           all rights and obligations of Prestolite, except for any Excluded Liabilities, under the real property lease agreement relating to Plant B between Prestolite and Damoza, dated as of August 1, 2014 (as amended, restated, supplemented or modified, the “Plant B Lease”), as well as any Permits that are (i) assignable under applicable Law, (ii) held by Sellers solely and specifically in relation to Plant B, and (iii) required for the conduct of the Business as currently conducted at such location, in each case as set forth on Schedule 2.02(f);

(g)          all rights and obligations of GCI, except for any Excluded Liabilities, under the real property lease agreement relating to office space in Tifton, Georgia between GCI and Jeff Harrison and Gary Harrison, dated as of January 7, 2013 (as amended, restated, supplemented or modified, the “Georgia Lease”);

(h)          to the extent transferable, all rights of any Asset Seller to any Actions against third parties available to or being pursued by such Asset Seller solely to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties, whether arising by way of counterclaim or otherwise;

(i)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) of the Acquired Company;

(j)           all rights of any Asset Seller regarding warranties, indemnities and all similar rights against any third party, solely to the extent related to any Purchased Assets or Assumed Liabilities, arising on or after the Closing Date;

(k)          to the extent transferable without violating applicable Law, originals (or copies, to the extent originals are not available) of any books and records of any Asset Seller and the Acquired Company to the extent relating primarily to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, personnel files, customer purchasing histories, price lists, distribution lists, supplier lists, production data, all Tax Returns in the possession of the Acquired Company (and related work papers and work product) and all IRS Forms 5471 relating to the Acquired Company filed since January 1, 2005 (and related work papers and work product), quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority) and sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), internal monthly financial statements since January 1, 2015, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); provided, that, for the avoidance of doubt, the Books and Records shall exclude any corporate records of the Asset Sellers, including any stock ledgers, minute books or other similar documents (the “Asset Seller Corporate Books”); provided, further, that notwithstanding anything to the contrary contained in this Agreement, each Seller may retain copies of any Books and Records, Contracts, Permits or any other document or materials that are included in the Purchased Assets;

(l)           all goodwill related exclusively to the Business; and

(m)         uniform product codes for the products of the Business, except for UPC code 079407 (General Cable) and 686177 (Prestolite Wire LLC) (the “Excluded UPC Codes”); provided that Sellers shall use commercially reasonable efforts to transfer the uniform product codes included in the Purchased Assets promptly following the Closing (taking into account any approvals or procedures that may be required by GC1).

Section 2.03        Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from the sale, conveyance, assignment or transfer from the Asset Sellers to Buyers hereunder, and the Purchased Assets shall not include, the following assets (collectively, the “Excluded Assets”):

(a)          cash and cash equivalents of any Asset Seller, including any investment securities and other short- and medium-term investments of any Asset Seller;

(b)          all trade accounts receivable and other rights to payment from customers of any Asset Seller and the full benefit of any all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of any Asset Seller; all other accounts or notes receivable of any Asset Seller and the full benefit of all security for such accounts or notes; and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)           real property owned by any Asset Seller, including the real property relating to the Altoona Facility;

(d)          any real property lease rights of any Asset Seller, except for the Plant B Lease and the Georgia Lease;

(e)          Contracts to which any Asset Seller is party or bound that are not Assigned Contracts (the “Excluded Contracts”);

(f)           the rights that accrue or will accrue to any Asset Seller under the Transaction Documents;

(g)          all refunds of Taxes of any Asset Seller;

(h)          all Tax Returns (and related work papers and work product) of any Asset Seller;

(i)           the Seller Trademarks not assigned in connection herewith;

(j)           all Seller Benefit Plans and any funds held in trust in connection with such Seller Benefit Plans;

(k)          any rights or benefits pursuant to any insurance policies of any Asset Seller (whether intercompany, self-insurance or otherwise);

(l)           any causes of action, lawsuits, judgments, claims and demands of any nature of any Asset Seller that arose or arise or relate to events that occur prior to, at or following the Closing if the same arose, arise out of, or are related to, any of the Excluded Assets, whether arising by way of counterclaim or otherwise;

(m)         any Permits of any Asset Seller, including Environmental Permits, not specifically assigned in connection herewith;

(n)          all Excluded Plant A Inventory as of the Closing;

(o)          the Asset Seller Corporate Books;

(p)          the Excluded UPC Codes; and

(q)          any other asset owned, leased or licensed by any Asset Seller that is not included in the Purchased Assets.

Section 2.04        Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyers shall assume and agree, jointly and severally, to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and such other Liabilities that either are reflected on the Balance Sheet or arose in the ordinary course of business since the Balance Sheet Date;

(b)          all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business (including ordinary course customer overstock and warranty returns) and do not relate to any material failure to perform or other material breach, default or violation by any Seller on or prior to the Closing;

(c)          all of the Liabilities assumed by Buyers or their respective Affiliates pursuant to Section 6.01 and all of the other Liabilities relating to the Transferred Employees and Liabilities of the lessee(s) under the Leases; and

(d)          Liabilities of the Acquired Company.

Section 2.05        Excluded Liabilities. Subject to the provisions of Section 2.04, Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).

Section 2.06        Purchase Price. Buyers hereby agree to purchase, acquire and assume, and Sellers hereby agree to sell, transfer, convey and assign, (a) all of the Purchased Assets and the Assumed Liabilities from the Asset Sellers for total cash consideration of $64,747,000, less the Estimated Excluded Plant A Inventory Amount, and (b) all of the GCA Equity from the Equity Sellers for total cash consideration of $5,935,000 (collectively, such sum being the “Purchase Price”).  Buyers represent that they have performed a fair market valuation of the Purchased Assets, the GCA Equity and the Assumed Liabilities and that amount does not exceed $78,200,000.  The Purchase Price shall be paid as follows:

(a)          At the Closing, the Purchase Price less the Escrow Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyers (with such designation to be delivered to Buyers no later than two Business Days prior to the Closing Date); and

(b)          The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyers or any other Buyer Indemnitee against Sellers pursuant to Article VII.

Section 2.07        Excluded Plant A Inventory.

(a)          No later than three Business Days prior to the Closing, Sellers shall deliver to Buyers a good faith estimate of the Excluded Plant A Inventory Amount as of the Closing Date (the “Estimated Excluded Plant A Inventory Amount”).

(b)          No later than 20 Business Days following the date on which any particular Ignition Wire Product (as defined in the Supply Agreement) (each such date, a “CMA Expiration Date”) has been removed from Plant A to Buyers’ production facility, Sellers shall deliver to Buyers a good faith estimate of the Excluded Plant A Inventory Amount as of such CMA Expiration Date with respect such removed Ignition Wire Product (each, a “CMA Closing Statement”).  Buyers, at their own expense, shall have the right to observe or have their Representatives present to observe the physical inventories or cycle counting conducted to estimate such Excluded Plant A Inventory.

(c)          Buyers shall, within 20 Business Days after the delivery by Sellers of a CMA Closing Statement (the “Buyers’ Review Period”), complete their review of the Excluded Plant A Inventory Amount reflected on such CMA Closing Statement.  A CMA Closing Statement shall be binding and conclusive upon, and deemed accepted by, Buyers unless Buyers shall have notified Sellers in writing prior to the expiration of the Buyers’ Review Period of any objection thereto (the “Buyers’ Objection”).  If Sellers and Buyers are unable to resolve all of their disputes with respect to any Closing Statement within 10 Business Days following Sellers’ receipt of Buyers’ Objection to such CMA Closing Statement pursuant to this Section 2.07(b) (the “Negotiation Period”), they shall refer their remaining differences to a mutually agreeable independent registered public accounting firm (the “CPA Firm”) for decision, which decision shall be final and binding on the parties upon delivery of the written opinion set forth in sub-clause (iii) below.  The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

(i)           Within 10 Business Days following the expiration of the Negotiation Period, Buyers shall submit any unresolved portion of Buyers’ Objection to the CPA Firm in writing (with a copy to Sellers), supported by any documents and/or affidavits upon which they rely.

(ii)          Within 10 Business Days following Buyers’ submission of the unresolved portion of Buyers’ Objection as specified in sub-clause (i) above, Sellers shall submit their response to the CPA Firm in writing (with a copy to Buyers), supported by any documents and/or affidavits upon which they rely.

(iii)         Buyers and Sellers shall request that the CPA Firm deliver its written opinion within 10 Business Days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed 20 Business Days.  The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Buyers’ Objection.  In resolving any disputed items, the CPA Firm may not assign a value to any particular item greater than the greatest value for such item claimed by Buyers or Sellers or less than the smallest value for such item claimed by Buyers or Sellers.  Buyers and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the CMA Closing Statement and all other items reasonably requested by the CPA Firm.

Any expenses relating to the engagement of the CPA Firm shall be allocated between Buyers and Sellers so that Buyers’ share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Buyers to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Buyers to the CPA Firm.  Sellers, on the one hand, and Buyers, on the other, shall each bear the fees of their respective auditors incurred in connection with the determination and review of any CMA Closing Statement.  A CMA Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Buyers’ Objection has been given, the expiration of the period within which Buyers must make the Buyers’ Objection pursuant to this Section 2.07(b), (ii) agreement in writing by Sellers and Buyers that the CMA Closing Statement, together with any modifications thereto agreed by Sellers and Buyers, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such CMA Closing Statement.  Each CMA Closing Statement, as submitted by Sellers if no timely Buyers’ Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, is herein referred to as a “Final CMA Closing Statement.”

(d)          With respect to each applicable CMA Expiration Date, U.S. Buyer shall pay GCI the Excluded Plant A Inventory Amount with respect to the applicable inventory as set forth in the applicable Final CMA Closing Statement, within five (5) Business Days of the delivery of such Final CMA Closing Statement, by wire transfer of immediately available funds to such account as is directed by GCI.

Section 2.08        Allocation of Purchase Price. Subject to Section 2.06, Sellers and Buyers agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets and the GCA Equity for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Schedule 2.08 (the “Allocation Schedule”).  The Allocation Schedule shall also describe the consideration due (a) by Mexico Buyer to Prestolite under the Mexico Asset Purchase and Sale Agreement, plus the Mexican value added Tax thereto at the rate of sixteen percent (16%), also payable by Mexico Buyer; and (b) by SMP to GK Technologies, and by Motortronics to GCM, under the Mexico Stock Purchase and Sale Agreements.

Section 2.09        Third Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyers without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the parties hereto shall cooperate and shall use their commercially reasonable efforts to obtain any such required consent(s) promptly following signing hereof.  If any fees are required to obtain the consent of a third party to the proposed assignment of a Contract or Permit, Buyers and Sellers will discuss in good faith the allocation of such fees; provided, that, absent a separate written agreement by Sellers to the contrary, no Seller shall under any circumstances be required to make any such payments required or sought by any Person for any such consent.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would materially impair the applicable Buyers’ rights under the Purchased Asset in question so that such Buyer would not in effect acquire the benefit of all such rights, the applicable Seller shall act after the Closing as such Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate with such Buyer in any other commercially reasonable arrangement designed to provide such benefits to such Buyer; provided, however, that in the event the consent of Damoza is not obtained with respect to the assignment of the Plant B Lease prior to or on the Closing, Prestolite shall remain the tenant thereunder until such consent is obtained  and Mexico Buyer will reimburse Prestolite for any applicable rent or other actual documented costs (consistent with the remainder of the provisions of this Section 2.09 set forth below).  In any such arrangement, the applicable Buyer will, subject to the terms of any other Transaction Document (including the Transition Services Agreement), (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes (except for Sellers’ income Taxes and Sellers’ property Taxes) with respect thereto or arising therefrom, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any damages related to termination of such Assigned Contract or other Purchased Asset, and (v) promptly reimburse the reasonable costs and expenses of the applicable Seller and its Affiliates related thereto, pre-approved in writing by Buyers prior to Sellers incurring such costs or expenses to the extent reasonably practicable.  If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Assigned Contract or other Purchased Asset will be effected in accordance with the terms of this Agreement.

ARTICLE III

CLOSING; CONDITIONS TO CLOSING

Section 3.01        Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Withers Bergman LLP, 430 Park Avenue, 10th Floor, New York, New York 10022, on May 27, 2016 so long as all the conditions to Closing in Article III are satisfied or waived by such date (other than those which, by their nature, are to be satisfied at the Closing, but subject to such satisfaction), or on such other date or at such other time mutually agreed in writing by the parties to this Agreement. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 11:59 p.m., Eastern Daylight Time on the Closing Date.

Section 3.02        Closing Deliverables.

(a)          At the Closing, Sellers shall deliver to Buyers the following:

(i)           duly endorsed stock certificates of the Acquired Company;

(ii)          each of the Transaction Documents to which any Seller or the Acquired Company is a party, duly executed by such Seller or the Acquired Company, as applicable;

(iii)         the Seller Closing Certificate; and

(iv)         certificates of the Secretary or Assistant Secretary of Sellers required by Section 3.04(h).

(b)          At the Closing, Buyers shall deliver to Sellers the following:

(i)           the Purchase Price, less the Escrow Amount;

(ii)          each of the Transaction Documents to which any Buyer is a party, duly executed by such Buyer;

(iii)         the Buyer Closing Certificate; and

(iv)         certificates of an officer of each Buyer required by Section 3.05(g).

(c)          At the Closing, Buyers shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

Section 3.03        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the sale of the Purchased Assets and the GCA Equity, and no Action shall have been commenced against Buyers or Sellers by any Governmental Authority that would prevent the Closing.

Section 3.04        Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Sellers contained in this Agreement and any certificate delivered by Sellers pursuant hereto shall be true and correct (disregarding, for purposes of this Section 3.04(a), any exception or qualification of such representations and warranties relating to materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 3.04(a) if such inaccuracies, considered collectively, do not have a Material Adverse Effect as of the Closing Date.

(b)          Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)          Each Seller shall have delivered to Buyers duly executed counterparts to the Transaction Documents to which any Seller or the Acquired Company is a party (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(e)          Buyers shall have received all Permits constituting Purchased Assets and set forth on Schedule 3.04(e).

(f)           Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 3.04(a) and Section 3.04(b) have been satisfied (the “Seller Closing Certificate”).

(g)          Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)          The Qualified Recipients (as defined below) of U.S. Buyer shall have received on the third Business Day prior to the Closing Date the following reports, which shall in each case be prepared in accordance with (and limited to the information typically set forth on) Sellers’ current, ordinary course record-keeping practices relating to reports of such nature: (i) list of vendors of the Business, (ii) list of pricing and terms with respect to such vendors, (iii) list of customers of the Business, and (iv) list of pricing and terms with respect to such customers.  As used herein, the term “Qualified Recipients” shall mean exclusively personnel of Buyers who have responsibility for information technology and financial management matters for the Business following the Closing, and such term shall specifically exclude any personnel with any responsibility for or involvement in any sales or marketing activities.  Prior to the Closing, the Qualified Recipients shall hold such information in strict confidence, shall convey such information to no other Person and shall use such information only with respect to the transition of ownership of the Business with respect to information technology and financial management matters (and not for any competitive purpose).  If this Agreement is terminated and the Closing does not occur, then the Qualified Recipients (A) shall expunge all such information from the records of any Buyer and (B) shall promptly return or destroy such reports (at the election of Sellers).

Section 3.05        Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyers contained in this Agreement and any certificate delivered by Buyers pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Each Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by such Buyer prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           Each Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents to which such Buyer is a party (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)           Buyers shall have delivered the Purchase Price, less the Escrow Amount, to Sellers pursuant to Section 2.06(a).

(e)           Buyers shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 2.06(b).

(f)           Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyers, that each of the conditions set forth in Section 3.05(a) and Section 3.05(b) have been satisfied (the “Buyer Closing Certificate”).

(g)          Sellers shall have received a certificate of an officer of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and certifying the names and signatures of the officers of Buyers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers represent and warrant to Buyers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Organization of Sellers. Each Seller and the Acquired Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction).  Each Seller has the organizational power and authority necessary to execute, deliver and perform its obligations under this Agreement and each other Transaction Document, to the extent that it is a party thereto, and to consummate the transactions contemplated hereby and thereby to be consummated by it.  Each Asset Seller and the Acquired Company has the organizational power and authority necessary to own, lease or use its assets as currently owned, leased or used by it and conduct its business as currently conducted by it.

Section 4.02        Authority to Conduct Business. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which the Asset Sellers and the Acquired Company are licensed or qualified to do business, and the Asset Sellers and the Acquired Company, as applicable, are duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized in such jurisdiction) in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to the Business.

Section 4.03        Authority of Sellers; Enforceability. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or organizational action on the part of such Seller. This Agreement and each other Transaction Document to which any Seller is or will be a party has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyers (as applicable)) this Agreement and each of the Transaction Documents will constitute a legal and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors’ rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.04        No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller or the Acquired Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, require the payment of any contractual transfer or assignment fee by any Seller, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or any Contract of GCA involving aggregate annual consideration in excess of $100,000 (each, a “GCA Material Contract”); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided on Section 4.04 of the Disclosure Schedules.

Section 4.05        Financial Statements. The following financial statements (collectively, the “Financial Statements”) have been delivered to Buyers:  (i)  the balance sheets at December 31, 2014 and December 31, 2013 and the statements of operations and statements of cash flows for the years ended December 31, 2014 and 2013 of the Acquired Company (“Acquired Company Financial Statements”);  (ii)  the management prepared combined statements of operations for the years ended December 31, 2015 and December 31, 2014 of the operations comprising the Business (combined and without the Acquired Company) (“Carve-out Financial Statements”); (iii) the management prepared combined internal balance sheet (the “Balance Sheet”) and statement of operations of the Business (other than the Acquired Company) for the three fiscal months ended as of April 1, 2016 (“March 31 Balance Sheet and Statement of Operations”); and (iv) the management prepared combined internal adjusted balance sheet of the Acquired Company as of April 30, 2016 (the “GCA Balance Sheet”).  The Balance Sheet and the GCA Balance Sheet are set forth on Section 4.05 of the Disclosure Schedules.  The Acquired Company Financial Statements are audited and have been prepared in accordance with generally accepted accounting principles applicable in the country of Mexico and fairly present in all material respects the financial condition of the Acquired Company as of the periods presented.  The Carve-out Financial Statements and the March 31 Balance Sheet and Statement of Operations, both of which are unaudited, were prepared in accordance with the books of account and other financial records of the General Cable Corporation (“Group Companies”) with respect to the Ignition Wire Harness (IWH) Business.  Except as set forth in Section 4.05 of the Disclosure Schedules, the Financial Statements (a) have been prepared in accordance with the accounting policies and practices historically used by the Business for internal management financial statements, which policies and practices have been consistently applied throughout the periods covered, and (b) fairly present, in all material respects, the financial position and results of operations of the IWH Business (combined and without the Acquired Company) as at their respective dates for their respective periods.  The Financial Statements reflect the financial position and results of operations of the IWH Business (combined and without the Acquired Company) had they been operated on a stand-alone basis during the periods presented, except for corporate expenses of GCI and its Affiliates in an amount equal to approximately $4,200,000.  March 31, 2016 is referred to herein as the “Balance Sheet Date”.

Section 4.06          Undisclosed Liabilities. The Asset Sellers and the Acquired Company do not have any Liabilities with respect to the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities (a) that are adequately reflected or reserved against in the GCA Balance Sheet as to the Acquired Company and in the Balance Sheet as to the remainder of the Business, (b) that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (with respect to the Asset Sellers) or April 30, 2016 (with respect to the Acquired Company), (c) that are Excluded Liabilities or Liabilities permitted or contemplated by this Agreement, or (d) that are not material to the Business.  The fair value of the Acquired Company’s assets exceeds, and immediately following the Closing will exceed, the fair value of its liabilities (including contingent liabilities, but excluding any deferred revenue).  The Acquired Company is able, and immediately following the Closing, the Acquired Company will be able, to pay its pre-Closing debts (including trade payables) and Taxes unpaid as of the Closing Date, as they become due. From the date hereof until the Closing Date, the Acquired Company will not make, or agree or commit to make, any expenditures, except for expenditures in the ordinary course of business.  The parties agree that the foregoing sentence shall prohibit the payment of any dividends by the Acquired Company following the date of this Agreement.  Since January 1, 2016, the Acquired Company has not paid any dividends other than those set forth on Section 4.06 of the Disclosure Schedules.

Section 4.07        Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any of the following events relating to the Business or the Purchased Assets:

(a)          event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)          material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)           material change in cash management practices and policies, practices and procedures with respect to inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)          entry into any Contract that would constitute a Material Contract;

(e)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(g)          material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i)           imposition of any Encumbrance upon any of the Purchased Assets, other than any Permitted Encumbrance; provided, however, that Sellers shall have satisfied and removed such Encumbrances prior to the Closing Date;

(j)           increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law or change in the terms of employment for any employee of the Business;

(k)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(l)            change from the ordinary course of business in inventory production, management and distribution; or

(m)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08        Material Contracts.

(a)          Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts to which any Asset Seller or the Acquired Company is a party or by which it is bound, in each case that relate primarily to the Business or the Purchased Assets:

(i)           all Contracts involving aggregate consideration in excess of $1,000,000 that cannot be cancelled without penalty on not more than 120 days’ notice;

(ii)          all Contracts that provide for the indemnification of any Person or the assumption of any Tax or other Liability of any Person;

(iii)         all Contracts with any Governmental Authority (“Government Contracts”);

(iv)         all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets; and

(v)          all collective bargaining agreements or Contracts with any Union.

(b)          Each Assigned Contract and GCA Material Contract is valid and binding on the Acquired Company or the Asset Sellers, as applicable, in accordance with its terms and is in full force and effect, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Asset Sellers or the Acquired Company is in breach of or default under (or is alleged to be in breach of or default under) any Assigned Contract or GCA Material Contract in any material respect, or has provided or received any written notice of any intention to terminate any Assigned Contract or GCA Material Contract. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Assigned Contract or GCA Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract and GCA Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyers. There are no material disputes pending or, to the Knowledge of Sellers, threatened under any Assigned Contract or GCA Material Contract.

Section 4.09        Title to Purchased Assets. Except for Intellectual Property (which is addressed exclusively in Section 4.12), the Asset Sellers, as applicable, have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances.

Section 4.10        Condition and Sufficiency of Assets.

(a)          The items of tangible personal property included in the Purchased Assets are, in all material respects, in satisfactory operating condition and repair (subject to normal wear and tear), and adequate for the uses to which they are being put.  Except as set forth in Section 4.10 of the Disclosure Schedules, the Purchased Assets and the assets of the Acquired Company constitute all of the assets (other than the Excluded Assets) necessary to operate the Business in substantially the same manner as presently conducted.

(b)          No Encumbrance has a material and adverse effect on the ownership of the Purchased Assets or the operation of the Business.

Section 4.11        Leased Real Property.

(a)          Section 4.11(a) of the Disclosure Schedules sets forth a detailed description of certain real property (i) leased by the Acquired Company situated in Cuernavaca, Mexico and (ii) leased pursuant to the Plant B Lease and the Georgia Lease (the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Asset Seller or the Acquired Company holds such Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyers a true and complete copy of each Lease. With respect to each Lease:

(i)           such Leases are valid, binding, enforceable and in full force and effect, and Sellers enjoy possession of the Leased Real Property;

(ii)          Sellers are not in breach or default under such Leases, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Leases;

(iii)         Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Leases has exercised any termination rights with respect thereto;

(iv)         Sellers have not subleased, assigned or otherwise granted to any Person other than an Affiliate the right to use or occupy such Leased Real Property or any portion thereof; and

(v)          Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Leased Real Property.

(b)          Neither the Acquired Company nor any Asset Seller has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)          The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.12        Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedules lists all Intellectual Property Registrations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)          Section 4.12(b) of the Disclosure Schedules lists all Intellectual Property Agreements.  Sellers have provided Buyers with true and complete copies of all such Intellectual Property Agreements, including all written modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement is valid and binding on the Acquired Company or the applicable Asset Seller in accordance with its terms and is in full force and effect, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors’ rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Asset Sellers or the Acquired Company is in breach of or default under (or is alleged to be in breach of or default under) any Intellectual Property Agreement in any material respect, or has provided or received any written notice of breach or default of or any intention to terminate any Intellectual Property Agreement. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)          GCTC is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets and the Asset Sellers and the Acquired Company have the right to use all other Intellectual Property licensed under the Intellectual Property Agreements.

(d)          The Intellectual Property acquired or licensed hereunder or other Transaction Documents are all of the Intellectual Property necessary to operate the Business in substantially the same manner as presently conducted.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Buyer’s right to own, use or hold for use any Intellectual Property Asset or any Intellectual Property licensed under the Intellectual Property Agreements as owned, used or held for use in the conduct of the Business as currently conducted.

(e)          Sellers’ rights in the Intellectual Property Assets are valid, subsisting and, to the Knowledge of Sellers, enforceable. Sellers have taken reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all material trade secrets included in the Intellectual Property Assets.

(f)           There are no Actions or material governmental investigations pending or, to the Knowledge of Sellers, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Acquired Company or any Asset Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or any rights of the Acquired Company or any Asset Seller with respect to any Intellectual Property Assets; or (iii) by any Asset Seller, the Acquired Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.  No Asset Seller nor the Acquired Company is subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would materially restrict or impair the use of any Intellectual Property Assets.

Section 4.13        Acquired Inventory. All Acquired Inventory consists of a quality usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 4.13 of the Disclosure Schedules, all Acquired Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

Section 4.14        Customers and Suppliers.

(a)          Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Asset Seller nor the Acquired Company has received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)          Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom the Business has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  No Asset Seller nor the Acquired Company has received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15        Insurance. Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all material current policies or binders, including amounts of coverage and pre-paid insurance policies, of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Acquired Company (collectively the “Insurance Policies”). There are no pending claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller or any Affiliate thereof and relating to the Business, the Purchased Assets or the Assumed Liabilities as to which, coverage has been questioned in writing, denied or disputed in writing or in respect of which there is an outstanding reservation of rights.

Section 4.16        Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Knowledge of Sellers, threatened against or by the Acquired Company or any Asset Seller or any of their respective Affiliates (i) that are reasonably expected to have an adverse effect on the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, that are reasonably expected to have an adverse effect on the Business.

Section 4.17        Compliance With Laws; Permits.

(a)           The Asset Sellers and the Acquired Company are now complying with all material Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All material Permits required for the Acquired Company or any Asset Seller to conduct the Business as currently conducted have been obtained by the Acquired Company or such Asset Seller, as applicable, and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted in Plant B or the ownership and use of the Purchased Assets in Plant B, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

(c)           None of the representations and warranties in this Section 4.17 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.20), employment matters (which are governed by Section 4.21) or tax matters (which are governed by Section 4.22).

Section 4.18        Environmental Matters.

(a)           The operations of the Acquired Company and the Asset Sellers with respect to the Business are currently in compliance in all material respects with all applicable Environmental Laws.  The Acquired Company and the Asset Sellers have been in compliance in all material respects with all applicable Environmental Laws with respect to the operations at each particular Leased Real Property during the time period that is the shorter of (i) five years prior to the date of this Agreement and (ii) the period prior to the Closing Date during which the applicable Seller or the Acquired Company held a leasehold interest in such Leased Real Property (the “Leasehold Term”).  During the Leasehold Term, no Asset Seller nor the Acquired Company has received from any Person, with respect to the Business or the Purchased Assets, any: (x) Environmental Notice; or (y) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date.

(b)          The Acquired Company and the Asset Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) required for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Leased Real Property and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law.  Sellers have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permit.

(c)           To the Knowledge of Sellers, during the Leasehold Term there has been no material Release of Hazardous Materials by the Acquired Company or the Asset Sellers at any Leased Real Property in contravention of, or in any manner that could reasonably be expected to give rise to material liability or obligation pursuant to, Environmental Law with respect to the Leased Real Property, and Sellers have not received written notice that the Leased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(d)          Seller has not retained or assumed by contract any liabilities or obligations of third parties under Environmental Law with respect to the Leased Real Property or the Purchased Assets.

(e)           Sellers have provided access to Buyers to any Phase I environmental site assessment reports, Phase II reports and any material environmental compliance documents that are within the Sellers’ possession, custody or control relating to the Leased Real Property.

(f)           The representations and warranties set forth in this Section 4.18 are Sellers' sole and exclusive representations and warranties regarding environmental matters.

Section 4.19        GCA Equity.

(a)          Upon the consummation of the Closing, the GCA Equity shall have been sold and delivered to the Equity Buyers, free and clear of all Encumbrances.

(b)          All of the issued and outstanding GCA Equity as of the date hereof has been duly authorized and validly issued and are fully paid and non-assessable. None of such GCA Equity was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of any securities Law. There are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional GCA Equity (or securities convertible into or exchangeable or exercisable for any such additional equity interests), no GCA Equity of any class of equity interest of the Acquired Company has been reserved or set aside for any purpose and the Acquired Company is not party to any written Contract in respect thereof.

Section 4.20        Employee Benefit Matters.

(a)          Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, seniority and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller or any of its Affiliates has or may have any Liability, with respect to which any Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)          With respect to each Benefit Plan, Sellers have made available to Buyers accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; and (v) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)           No Benefit Plan provides post-termination or retiree welfare benefits to any Person for any reason including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Sellers beyond their retirement or other termination of service.

(d)          The representations and warranties set forth in this Section 4.20 are the Sellers' sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.21        Employment Matters.

(a)          Section 4.21(a) of the Disclosure Schedules contains a list of all persons to be hired by any Buyer on or after the Closing Date, who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any other fringe benefits provided to each such individual as of the date hereof that are not disclosed elsewhere on the Disclosure Schedules.  As of the date hereof, each of the individuals set forth on Section 4.21(a) of the Disclosure Schedules is a full time employee and there are no outstanding employee loans with respect to such individuals. Except for payroll and sales employee compensation that has accrued but is unpaid in the ordinary course, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers or the Acquired Company with respect to any compensation, commissions or bonuses.

(b)          Solely with respect to the Transferred Employees, Sellers are not, and have not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any Transferred Employee, and, to the Knowledge of Sellers, no Union or group of employees is seeking or has sought to organize any Transferred Employees for the purpose of collective bargaining.

(c)          The representations and warranties set forth in this Section 4.21 are the Sellers' sole and exclusive representations and warranties regarding employment matters.

Section 4.22        Taxes. With respect to the Business:

(a)          All Tax Returns with respect to the Business required to be filed by Sellers and the Acquired Company for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The VAT credit balance (impuesto al valor acreditable susceptible de devolución), CUFIN (cuenta de utilidad fiscal neta) and CUCA (cuenta de capital de aportación) accounts and the NOL balance (pérdidas fiscales de ejercicios anteriores) of the Acquired Company have been properly computed and the Acquired Company has the appropriate documentation to support such computations before the Tax authority.

(c)          The Acquired Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, foreign resident, service provider, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(e)          All Tax deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid.

(f)           No Seller is a party to any Action or, with respect to the Acquired Company, any audit by any taxing authority. There are no pending or threatened Actions or, with respect to the Acquired Company, any audits by any taxing authority.

(g)          There are no Encumbrances for Taxes upon any of the Purchased Assets and the Acquired Company nor, to the Knowledge of Sellers, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h)          No Seller is, or has been, a party to, or a promoter of, a “reportable transaction” with respect to the Business within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)           None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)           None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k)          Except for certain representations related to Taxes specifically made elsewhere in this Agreement, the representations and warranties set forth in this Section 4.22 are Sellers' sole and exclusive representations and warranties regarding Tax matters.

(l)           GK Technologies is a US corporation and a US tax resident under the definition of the United States and Mexico Tax Convention for the avoidance of double taxation (“Tax Treaty”).

(m)         GK Technologies meets the requirements provided in the Tax Treaty to be eligible for the benefits provided therein for the taxation of capital gains.

(n)          The Acquired Inventory that will be located in Mexico at the time of the Closing has been imported into Mexico under a temporary importation scheme using the Maquiladora Program.

(o)          The period for the temporary importation relating to the Acquired Inventory imported on a temporary basis has not expired and will not expire at Closing.

(p)          The importer of record relating to the Acquired Inventory located in Mexico has in place a Maquiladora Program and will continue to do so at Closing.

Section 4.23        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or the Acquired Company.

Section 4.24        Disclaimer of Other Representations. The representations and warranties set forth in this Article IV are the only representations and warranties made by Sellers or any of their Affiliates, or relied upon by the Buyers, with respect to the Business, the Acquired Company, the Purchased Assets or the Assumed Liabilities.  Except as specifically set forth in this Agreement or any other Transaction Document, (a) Sellers are selling the Purchased Assets and the GCA Equity to Buyers “as is” and “where is” and with all faults, and make no warranty, express or implied, as to any matter whatsoever relating to the Business, the Acquired Company, the Purchased Assets or the Assumed Liabilities including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by Buyers after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and (b) no Seller, nor any of their respective Representatives or Affiliates will have or will be subject to any Liability or indemnification obligation to Buyers or any other Person resulting from the distribution to Buyers, or the respective Affiliates or Representatives of Buyers, or Buyers’ use of, any information relating to the Business, the Acquired Company, the Purchased Assets and the Assumed Liabilities, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to Buyers or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyers, due diligence reviews, or in any other form in expectation of the transactions contemplated by this Agreement, including during the negotiations with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth in the Disclosure Schedules, Buyers jointly and severally represent and warrant to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01        Organization of Buyers. U.S. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  Motortronics is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  Mexico Buyer is a Sociedad de Responsabilidad Limitada de Capital Variable duly organized, validly existing and in good standing under the Laws of Mexico.

Section 5.02        Authority of Buyers; Enforceability. Each Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and any other Transaction Document to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer. This Agreement and each other Transaction Document to which each Buyer is or will be a party has been duly executed and delivered by such Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyers enforceable against each Buyer in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors’ rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.03        No Conflicts; Consents. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer; or (c) require the consent, notice (other than notice required to be delivered to the U.S. Buyer’s lenders under its credit facility, which has been provided as of the date hereof)  or other action by any Person, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Buyer.

Section 5.05        Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable Buyers to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06        Legal Proceedings. There are no Actions pending or, to Buyers’ knowledge, threatened against or by Buyers or any Affiliate of Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07        Investment. Each Equity Buyer is acquiring the GCA Equity solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state or non-U.S. Law of similar effect.  Each Equity Buyer acknowledges the GCA Equity is not registered under the Securities Act or any state or non-U.S. Law of similar effect, and that the GCA Equity may not be transferred or sold except pursuant to the registration provisions of such Laws or pursuant to an applicable exemption therefrom as applicable.  Each Equity Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.  Each Equity Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the GCA Equity.  Each Equity Buyer acknowledges that it has been afforded:  (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Sellers and the Acquired Company concerning the merits and risks of investing in the Acquired Company; (b) access to information about the Acquired Company, its results of operations, financial condition and cash flow, and business, in each case sufficient to enable such Equity Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the GCA Equity; and (c) the opportunity to obtain such additional information that either Sellers or the Acquired Company possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the GCA Equity.

ARTICLE VI

COVENANTS

Section 6.01        Employees and Employee Benefits.

(a)          Mexico Employees. Buyers hereby covenant and agree that each employee of Prestolite or of Servicios listed on Schedule 6.01(a) (each, a “Mexico Employee”) (including those employees on leave of absence, vacation or otherwise absent from work on the Closing Date) shall, as applicable: (i) be automatically transferred at the Closing by Prestolite to Mexico Buyer through an employer substitution (substitución patronal) (an “Employer Substitution”), as provided by applicable Mexican labor Law; or (ii) shall continue to be employed by Servicios for the benefit of the Acquired Company under the terms of the Employee Services Agreement. In each case each Mexico Employee shall continue to receive salary and benefits following the Closing on similar (or more favorable) terms and conditions as are provided to such Mexico Employee as of immediately prior to the Closing, as mandated by the Mexican Federal Labor Law.

(b)          U.S. Employees. Buyers hereby covenant and agree that each employee of the Business listed on Schedule 6.01(b) who will become employed by U.S. Buyer following the Closing (each, a “Transferred U.S. Employee”) shall be eligible to receive the salary and benefits maintained for employees of U.S. Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of U.S. Buyer.  The Mexico Employees and the Transferred U.S. Employees are hereinafter referred to as the “Transferred Employees”.

(c)          Buyers hereby covenant and agree that, except regarding the Mexico Employees, whose severance or other separation benefits shall be determined in accordance with the provisions of the Mexican Federal Labor Law, each Transferred Employee shall be given service credit for the purpose of eligibility under Benefit Plans for his or her period of service with the Acquired Company or any Seller, as applicable, prior to the Closing Date; provided, however, that for purposes of determining the amount of severance or other separation benefits, (i) such credit shall be given pursuant to payroll or plan records, at the election of the applicable Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with such Buyer’s Benefit Plans.

(d)          For the purpose of transferring the Mexico Employees employed by Prestolite to Mexico Buyer, on the Closing Date or immediately thereafter, Prestolite and Mexico Buyer shall jointly give each such Mexico Employee the notice to which Article 41 of the Mexican Federal Labor Law refers in the form attached hereto as Exhibit D-3. Furthermore, Prestolite and Mexico Buyer shall enter into an Employer Substitution Agreement in the form attached hereto as Exhibit D-1.  The parties hereto expressly agree that Mexico Buyer shall relieve, indemnify and hold harmless Prestolite from the joint liability obligation established by the aforementioned Article 41 and shall be solely responsible for any and all Losses relating to labor claims from the aforementioned employees (and shall indemnify, defend, hold harmless and reimburse Sellers to the extent any of them incur such Losses), unless said claims are due to pre-Closing unlawful acts or omissions of Prestolite.  Sellers shall relieve, indemnify and hold harmless Buyers from any and all Losses relating to labor claims from the aforementioned employees, solely due to pre-Closing unlawful acts or omissions of Prestolite.

(e)          For the purpose of transferring the Mexico Employees employed by Servicios to GCA or, at Mexico Buyer’s election, to an employee services company to be incorporated by Mexico Buyer to assume the role of Servicios (are hereinafter referred to as “Servicios SMP”), the parties will, if permitted under Mexican labor law, effect an employer substitution within 120 days following the Closing Date. If such employer substitution is not permitted under Mexican labor law, then Buyers and Servicios will use commercially reasonable efforts to obtain the consent of the Transferred Employees employed by Servicios to such transfer in accordance with the Employee Services Agreement; provided, any employee who does not provide such consent shall remain in the employ of Servicios and shall not be deemed a “Transferred Employee” hereunder.  In the case of an employer substitution, Servicios and GCA or Servicios SMP, as applicable, shall jointly give each such Mexico Employee the notice to which Article 41 of the Mexican Federal Labor Law refers in the form attached hereto as Exhibit D-3. Furthermore, in the event an employer substitution is permitted, Servicios and GCA or Servicios SMP, as applicable shall enter into an Employer Substitution Agreement in the form attached hereto as Exhibit D-2.  In the case of such employer substitution, the parties hereto expressly agree that Buyers shall relieve, indemnify and hold harmless Servicios from the joint liability obligation established by the aforementioned Article 41 and shall be solely responsible for any and all Losses relating to labor claims from the aforementioned employees (and shall indemnify, defend, hold harmless and reimburse Sellers to the extent any of them incur such Losses), unless said claims are due to pre-Closing unlawful acts or omissions of Servicios.  Sellers shall relieve, indemnify and hold harmless Buyers from any and all Losses relating to labor claims from the aforementioned employees, solely due to pre-Closing unlawful acts or omissions of Servicios.

(f)          General Matters.

(i)           Sellers and Buyers intend that the Transferred Employees will continue to provide services to the Business without interruption and that the Transferred Employees will have continuous and uninterrupted employment with respect to the Business before and immediately after the Closing.

(ii)          Buyers agree that, with respect to all Transferred Employees, Buyers will honor all accrued but untaken vacation credited to such Transferred Employees under the applicable vacation plans of Sellers and the Acquired Company, determined as of the Closing.

(iii)          Buyers shall indemnify and hold Sellers and their respective Affiliates harmless from any claims made by any Transferred Employee for any claims based on breach of contract and from any other claims arising out of, or in connection with any action (or inaction) by Buyers following the Closing with respect to the employment or the failure to offer employment to, or the termination of employment of, any Transferred Employee following the Closing Date, including severance or other separation benefits.

(iv)          Sellers shall indemnify and hold Buyers and their respective Affiliates harmless from any claims made by any Transferred Employees for any claims based on breach of contract and from any other claims arising out of, or in connection with any action (or inactions) by Sellers prior to Closing with respect to the employment of the Transferred Employees, including payment obligations or non-disclosed severance or other separation benefits arrangements.

Section 6.02        Non-competition; Non-solicitation.

(a)          For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall, and shall require its Affiliates (including, without limitation, Affiliates in France or Brazil) to, refrain from: (i) directly or indirectly engaging or investing in, controlling or managing, any activities which are, as of the Closing, competitive with automotive aftermarket and OEM/OES ignition wire sets, ignition leads, and bulk ignition wire in North America; (ii) selling, directly or indirectly, automotive aftermarket and OEM/OES ignition wire sets, ignition leads, and bulk ignition wire in North America, which, for the avoidance of doubt, includes selling such items, directly or indirectly, to a non-North America buyer (A) if such buyer has affirmatively indicated to such Seller its intention of selling such items in North America  or (B) if, to the Knowledge of Sellers, such buyer is in fact selling such items in North America; (iii) selling, directly or indirectly, automotive aftermarket and OEM/OES ignition wire sets, ignition leads, and bulk ignition wire to existing (as of the Closing Date) non-North America export customers of the Business; and/or (iv) entering into any Contract for the purchase and sale of all or part of the Sellers’ ignition extrusion wire business or the assets of the Sellers’ ignition extrusion wire business, unless the Person purchasing such business or assets agrees to be bound by the provisions of this Section 6.02; provided, however that Sellers shall not be liable to Buyers or otherwise responsible for the failure of such Person to comply with the provisions of this Section 6.02 so long as such Person agrees to be liable to Buyers (including by way of a third-party beneficiary provision) with respect to its compliance with the provisions of this Section 6.02.

(b)          Each Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, each Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c)          Each Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03        Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyers.

Section 6.04        Consents. Each party hereto shall, reasonably promptly following execution of this Agreement, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Persons or Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

Section 6.05        Books and Records. In order to facilitate the resolution of any claims made against or incurred by Sellers for periods prior to the Closing or claims made against or incurred by Buyers for periods after the Closing or for any other reasonable purpose, each of the parties shall retain for three (3) years after the Closing Date the Books and Records in its possession relating to periods prior to the Closing, in a manner reasonably consistent with the prior practices of cause any Books and Records. During such term, each of the parties shall allow the other party and such other party’s Representatives reasonable access to inspect or copy such Books and Records, at their expense, during normal business hours.

Section 6.06        Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07        Taxes.

(a)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by whichever party is responsible to pay such Taxes under applicable Law. Such party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other parties shall cooperate with respect thereto as necessary).  Notwithstanding the foregoing, Buyers shall be responsible for and shall pay any and all (a) value added Tax levied by the Mexican value added Law on the transactions contemplated in this Agreement and the other Transaction Documents and (b) sales Tax payable with respect to this Agreement and any other Transaction Document, unless Buyers provide to Sellers on or prior to the Closing valid sales Tax exemption certificates or other proof of exemption from such sales Taxes.  Furthermore, (i) Buyers shall be responsible for and shall pay the Mexican customs duties that will result in the event Buyers fail to properly effect the Inter-Maquiladora Customs Transfer and (ii) Sellers shall be responsible for and shall pay the Mexican customs duties that will result in the event Sellers fail to properly effect the Inter-Maquiladora Customs Transfer.

(b)          GK Technology as seller of the GCA Equity shall follow one of the two procedures provided in article 161 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), which are (i) paying the applicable tax based on the capital gain from the sale of the GCA Equity; or (ii) paying the applicable tax based on the gross purchase price under the corresponding Mexico Stock Purchase Agreement. In either case GK Technologies shall file the required tax return.

(c)          In the event that GK Technologies elects to apply the procedure provided in the fifth paragraph of article 161 of the Mexican Income tax Law (Ley del Impuesto sobre la Renta) to be taxed on the gross purchase price, GK Technologies shall provide copies to Buyers of documents evidencing the appointment of a Mexican tax resident as a legal representative under article 174 of the Mexican Income Tax Law and filing a Tax return reporting the income, payment of the applicable Tax on the income. These copies must be provided no later than two days following the date they should be filed, with the exception of the appointment, which must be provided no later than June 2, 2016.

(d)          If GK Technologies elects to apply the procedure provided in the sixth and seventh paragraphs of article 161 of the Mexican Income tax Law, in addition to providing copies of the documents referred to in the preceding paragraph, it shall also provide copies to Buyers of the filing a notice before the Tax authority of the Tax report and filing the Tax report (including its exhibits).  All of these copies must be provided no later than two days following the date they should be filed, with the exception of the appointment, which must be provided no later than June 2, 2016.

(e)          Prestolite as an Asset Seller shall issue invoices (comprobantes fiscales digitales por internet or CFDI) for the Purchased Assets covered under the Mexico Asset Purchase Agreement. Such CFDIs must meet all the applicable Mexican Tax requirements, including (but not limited to) break down of VAT (impuesto al valor agregado), where applicable, allocation of Purchase Price per item and import summary number if the relevant Purchased Asset has been imported into Mexico by Prestolite. Prestolite shall deliver the CFDI, composed of both PDF and XML files, no later than three (3) business days after the Closing Date.

(f)           U.S. Buyer will prepare and file all U.S. Tax Returns and Mexico federal Tax Returns required to be filed for the Acquired Company for the 2016 tax year, including such U.S. Tax Returns and Mexico federal Tax Returns that are required to be filed after the Closing Date. Sellers shall file all local Tax Returns, if any, required to be filed for the Acquired Company relating to taxable periods ending with the Closing Date, with all estimated Taxes required to be paid on or prior to the Closing Date paid by Sellers or properly accrued.  Notwithstanding anything to the contrary in this Section 6.07(f), Buyers will provide a draft of the Acquired Company’s US Form 5471 for the Sellers’ review prior to filing Form 5471 with the Internal Revenue Service, and Sellers shall not unreasonably withhold consent to the filing of Form 5471 as drafted by Buyers.

(g)          Buyers shall not make an Internal Revenue Code Section 338 election with respect to the Acquired Company.

Section 6.08        Tax Clearance Certificates. Promptly following the execution and delivery of this Agreement, Sellers shall, if required by applicable Law, notify the taxing authorities in the applicable jurisdictions that impose Taxes on any Seller or where any Seller has a duty to file Tax Returns reporting the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyers to any Taxes of such Seller.

Section 6.09        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates, as the case may be, to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including the effective transfer of all Assigned Contracts.

Section 6.10        Seller Trademarks.

(a)          Unless otherwise provided in any other Transaction Document, Buyers hereby acknowledge and agree that nothing in this Agreement grants or shall be deemed to grant to Buyers the right to use or any interest in (i) the names “General Cable”, “General Cable Industries, Inc.”, “Prestolite de México, S.A. de C.V.”, “General Cable Technologies Corporation”, “GK Technologies, Inc.”, “General Cable de México, S.A. de C.V.”, “Servicios Latinoamericanos GC S.A. de C.V.”  or any trademark, trade name, service mark, corporate name, domain name, logo or other source indicator containing same and/or confusingly similar thereto, other than those trademarks that are included in the Purchased Assets (collectively, the “Seller Trademarks”) or (ii) any other Intellectual Property of Sellers and their Affiliates that is not included in the Purchased Assets; provided, however, that Sellers and Buyers acknowledge and agree that Buyers shall be entitled to retain and use the name “General Cable Automotriz S.A. de C.V.” for a reasonable period of time following the Closing (not to exceed 75 days) and shall use best efforts to change such name as soon as practicable following the Closing.  Notwithstanding the foregoing, after the Closing Date Buyers can continue to sell any Acquired Inventory utilizing packaging bearing the Seller Trademarks and/or trade dress, and Buyer agrees to use commercially reasonable efforts to sell such Acquired Inventory as quickly as commercially practicable.

(b)          Unless otherwise provided in any other Transaction Document, commencing promptly after the Closing Date, neither Buyers nor any of their Affiliates shall use any signs or stationery, purchase order forms, packaging or other goods or supplies, advertising and promotional materials, product, training and service literature and materials, or any other materials in any format or medium (“Supplies”) that contain any Seller Trademarks.  After the Closing Date, Buyers shall not reorder, produce or reproduce any Supplies that include the Seller Trademarks.  Promptly following the Closing Date, Buyers and the Acquired Company shall cease all use of the Seller Trademarks.

Section 6.11        Director and Officer Liability, Indemnification and Insurance. After the Closing, Buyers shall cause the Acquired Company to continue to indemnify and hold harmless each present and former director and officer (and similar functionary) of the Acquired Company and each such Person who served at the request of the Acquired Company as an officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other benefit plan or enterprise of the Acquired Company (each a “Covered Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Acquired Company would have been permitted under applicable Law to indemnify and/or exculpate any such Person (including the advancing of expenses as incurred to the fullest extent permitted by applicable Law); provided, however, the Person to whom such expenses are advanced provides an unsecured undertaking to the Acquired Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

Section 6.12        Confidential Information. The parties agree as follows:

(a)          Each Seller agrees that following the Closing Date it shall, and shall cause its directors, officers, employees, advisors and Affiliates to, keep the Business Confidential Information (as defined below), confidential for a period of three (3) years from the Closing Date, except that any Business Confidential Information may be disclosed if such disclosure is (i) required by or requested in writing pursuant to any applicable Law, (ii) necessary to establish rights under this Agreement, (iii) to such Seller’s shareholders, potential investors, potential strategic partners and financing sources, in each case, to the extent that they are bound to a comparable level of confidentiality as set forth in this Agreement, or (iv) to such Seller’s Affiliates, directors, officers, employees, attorneys, agents, and accountants on a reasonable need to know basis.  For purposes hereof, the term “Business Confidential Information” means all information that relates to the Purchased Assets, the Acquired Company or the Assumed Liabilities, other than any such information that (A) is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.12(a); (B) is disclosed by any Buyer to a third party without an obligation of confidence; (C) is developed by any Seller independently of the Business; or (D) is received by any Seller after the Closing Date from a third party without any obligation of confidence.

(b)          Each Buyer agrees that following the Closing Date it shall, and shall cause its directors, officers, employees, advisors and Affiliates (including the Acquired Company) to, keep Seller Confidential Information (as defined below) confidential for a period of three (3) years from the Closing Date, except that any Seller Confidential Information may be disclosed if such disclosure is (i) required or requested in writing pursuant to any applicable Law, (ii) necessary to establish rights under this Agreement, (iii) to such Buyer’s shareholders, potential investors, potential strategic partners and financing sources, in each case, to the extent that they are bound to a comparable level of confidentiality as set forth in this Agreement, or (iv) to such Buyer’s Affiliates, directors, officers, employees, attorneys, agents, and accountants on a reasonable need to know basis.  For purposes hereof, the term “Seller Confidential Information” means all information of any Seller and or their respective Affiliates (excluding, for such purpose and for the avoidance of any doubt, the Acquired Company) that relates to the Excluded Assets or the Excluded Liabilities and provided to any Buyer in connection with the transactions contemplated by this Agreement or the Transaction Documents or otherwise in the possession of any Buyer or their respective Affiliates (including the Acquired Company) following the Closing, other than any such information that (A) is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.12(b); (B) is disclosed by any Seller to a third party without an obligation of confidence; (C) is developed by any Buyer independently of Sellers; or (D) is received by any Buyer after the Closing Date from a third party without any obligation of confidence.

(c)          In no event shall Buyers or the Acquired Company or any Affiliate or agent of those Persons involved in the operation of the Business advertise or hold itself out as any Seller or any Affiliate of any Seller after the Closing Date.

Section 6.13        Intercompany Arrangements. Except for $214,684.79 in trade accounts payable owed by the Acquired Company to GCI (which shall remain on the GCA Balance Sheet at the Closing and shall be payable to GCI after the Closing) or as may otherwise be mutually agreed by the parties, Sellers will cause any intercompany contracts, arrangements, financing agreements or intercompany loans between the Acquired Company, on the one hand, and any Seller or any Affiliate of Sellers, on the other hand, to be terminated effective no later than as of the Closing, other than Transaction Documents or any other arrangement entered into pursuant hereto or in connection with the contemplated transactions; provided, that Sellers shall not take any action that would result in the Sellers’ representations and warranties in Section 4.06 becoming untrue.

Section 6.14        Wrong Pocket. Except as contemplated by the Transaction Documents, in the event that any Seller (or any Affiliate thereof) receives any payment related to any Purchased Asset after the Closing, the applicable Seller agrees to promptly remit (or cause to be promptly remitted) such funds to the applicable Buyer on a weekly basis.  Except as contemplated by the Transaction Documents, in the event that any Buyer (or any Affiliate of thereof (including, for the avoidance of doubt, the Acquired Company)) receives any payment related to any Excluded Asset after the Closing, the applicable Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to the applicable Seller on a weekly basis.

Section 6.15        Excluded UPC Codes. For a period of one year following the Closing Date, Buyers shall be permitted to use, on a non-exclusive basis and solely to the extent permitted by applicable Law, the Excluded UPC Codes with respect to any new products manufactured, distributed or sold to customers by the Business (such products using the Excluded UPC Codes, “New Products”); provided that Buyers shall use commercially reasonable efforts to discontinue use of the Excluded UPC Codes as soon as commercially practicable after the Closing; provided, further that Buyers shall not be required to recall or repackage any New Products or any Acquired Inventory containing the Excluded UPC Codes from customers or located in Buyers’ distribution centers that have been manufactured, distributed or sold by the Business at any time prior to the twelve month anniversary of the Closing Date.

Section 6.16        Certain Permits. Promptly after the date hereof, the Acquired Company shall submit applications with each relevant Governmental Authority to obtain the following the Permits (or provisional authorization related thereto) with respect to Plant B: (i) Compressor Registration, (ii) Civil Protection Internal Program and (iii) provisional authorization with respect to Waste Water Discharge Permit.

ARTICLE VII

INDEMNIFICATION

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.03, Section 4.09, Section 4.19, Section 4.23, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely and (ii) Section 4.18, Section 4.20 and Section 4.22 shall survive for the full period of all applicable statutes of limitations (caducidad or prescripción in the case of Taxes) (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive for the period explicitly specified therein, and following the expiration of such survival periods, no action by any party may be brought with respect such representations, warranties or covenants. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (including a certification of the Losses that have been incurred as of such date) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.  For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods set forth in this Section 7.01 are contractual statutes of limitations and, notwithstanding any state Law provision to the contrary, any claim brought by any Buyer Indemnitee or Seller Indemnitee pursuant to this Article VII must be brought or filed prior to the expiration of the applicable survival period.

Section 7.02        Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall indemnify and defend each Buyer and its Affiliates and their respective directors, officers, employees, successors or assigns (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents or in any certificate delivered by Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the other Transaction Documents or any certificate delivered by Sellers pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability; or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03        Indemnification By Buyers. Subject to the other terms and conditions of this ARTICLE VII, Buyers shall indemnify and defend each Seller and its Affiliates and their respective directors, officers, employees, successors or assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement, the other Transaction Documents or any certificate delivered by Buyers pursuant to this Agreement;

(c)          any Assumed Liability or Purchased Asset; or

(d)          the operation of the Business or the Purchased Assets or actions taken by or on behalf of Buyers or any of their respective Affiliates (including the Acquired Company) after the Closing.

Section 7.04        Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) (i) for Losses that do not exceed $15,000 (the “Minimum Claim Amount”), and (ii) until the aggregate amount of all Losses, which Losses individually exceed the Minimum Claim Amount, exceed five hundred thousand Dollars ($500,000) (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.02(a) shall not exceed ten percent (10%) of the Purchase Price (the “Cap”).

(b)          Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyers shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) or 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.03, Section 4.09, Section 4.16(a)(ii), Section 4.19, and Sections 5.01 through Section 5.06.

(d)          Solely for purposes of calculating the amount of Losses related to this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.  For the avoidance of doubt, such qualifications shall not be disregarded for any other purposes, including for the purpose of determining whether there has been an inaccuracy in or breach of such representation or warranty.

(e)          Sellers shall not be liable to the Buyer Indemnitees under Section 7.02 for any Losses or alleged Losses related to any environmental investigation, monitoring, corrective, cleanup, removal or remedial action: (i) with respect to any condition of contamination identified through any environmental testing, sampling or analysis, or any report to any Governmental Authority, in either case unless (w) required to be performed or made by Buyers pursuant to Environmental Law, (x) expressly directed by a Governmental Authority, which direction shall be delivered to Sellers, (y) required by a contractual obligation, including without limitation, the Leases or (z) required in response to a Third Party Claim, in the case of (w), (y) and (z), as reasonably determined by counsel to Buyers (which may be internal counsel), which determination shall be communicated to Sellers in advance of any action (other than actions taken in response to any emergency); and (ii) except to the extent such action is performed in a reasonably cost effective manner in order to achieve compliance with Environmental Laws or as directed by a Governmental Authority assuming continued industrial use of the Leased Real Property and employing applicable risk based standards and institutional controls as permitted pursuant to Environmental Laws or as directed by a Governmental Authority.

(f)           Payments by an Indemnifying Party (defined below) pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (defined below) in respect of any such claim; provided, that, with respect to insurance proceeds, such deductions shall be net of any increase in insurance premiums of the Indemnified Party that are directly related to the Loss in question (as established in writing to the reasonable satisfaction of the Indemnifying Party); provided, further, that if any such insurance or similar proceeds are collected following an applicable payment by an Indemnifying Party to an Indemnified Party, then the Indemnified Party shall promptly pay over such insurance or similar proceeds to the Indemnifying Party.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(g)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, unless if, in each case, awarded to a third party by a court of competent jurisdiction in a final and non-appealable judgment and actually paid by the Indemnified Party to the third-party claimant.

(h)          The aggregate amount of all Losses for which Sellers shall be liable pursuant to this Agreement and the Transaction Documents shall not exceed the Purchase Price.

(i)           Pursuant to Section 2.05, Sellers will retain, following the Closing, certain rights and obligations with respect to the Excluded Environmental Liabilities.  As used herein, the term “Excluded Environmental Liability” means any Liability that (A) (i) arises under any Environmental Law or is related to Hazardous Materials and (ii) constitutes an Excluded Liability pursuant to the terms of this Agreement or (B) results from an inaccuracy in the representation and warranties set forth in Section 4.18.  In furtherance of those rights and obligations, except as provided in Section 7.05 with respect to Third Party Claims, Sellers are hereby authorized by Buyers to negotiate in good faith the settlement of any matter to the extent directly related to Sellers’ rights and obligations with respect to the Excluded Environmental Liabilities under this Agreement, provided that in so doing, Sellers consult with Buyers and include Buyer in communications with Governmental Authorities.  With respect to any remedial action that is an Excluded Environmental Liability, to the extent such actions are permitted to be taken by the tenant (or its agent) pursuant to the terms of the applicable Lease:

(i)           Sellers shall have the exclusive right (subject to the right of Buyers to consult with Sellers with respect to such matters) to manage, undertake and perform any investigation or cleanup action with respect to the Leased Real Property, including, if applicable, the right to (A) investigate any suspected contamination and to conduct and obtain any tests, reports, surveys and investigations, (B) contact, negotiate or otherwise deal with Governmental Authorities relating to such investigation or cleanup action, (C) prepare any plan for such action and (D) conduct or direct any such action in compliance with Environmental Laws, provided that if Sellers fail to perform such activities in a prompt manner and in compliance with all applicable Environmental Laws, Buyers shall have the right (at its own expense), but not the obligation, to assume control of all such activities at Seller’s cost and expense;

(ii)          the parties shall enter into a mutually acceptable environmental access agreement setting forth the manner in which such actions shall be taken by Sellers with the purpose that Sellers’ actions not unreasonably interfere with the operations of the Business (which shall not, for the avoidance of doubt, conflict with the terms of this Agreement);

(iii)          notwithstanding anything herein to the contrary, any remedial action shall be performed in accordance with applicable governmental remediation standards and criteria that, based upon the industrial use classification of the Leased Real Property, are permitted under applicable Environmental Law, including risk-based remediation allowed by Environmental Law, provided that the same are reasonably acceptable to Buyer; and

(iv)         Sellers shall not be responsible for Losses relating to any Excluded Environmental Liabilities to the extent such Losses are caused by (A) any negligent act of any Buyer subsequent to the Closing; (B) any changes in Environmental Law coming into effect subsequent to the Closing; or (C) a change in use-classification of the Leased Real Property, subsequent to the Closing.

Section 7.05        Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, or otherwise is materially prejudiced, by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business and such Third Party Claim would reasonably be expected to have a material and adverse effect on the relationship between the Business and such Person, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and shall provide reasonable updates to the Indemnified Party with respect to the status of such actions. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are inconsistent or contradictory to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the counsel engaged by the Indemnifying Party and the Indemnified Party that cannot be waived. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), except if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for (A) the full and unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and (B) does not include a statement as to or admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request in writing. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Customer Recalls. Notwithstanding anything in this Section 7.05 to the contrary, in the event that a Third Party Claim relates to a recall of any of the products of the Business sold before the Closing Date and is an Excluded Liability (a “Pre-Closing Recall”), Sellers shall have the sole and exclusive control over the negotiation, settlement and resolution of any such Pre-Closing Recall.  Notwithstanding anything in this Section 7.05 to the contrary, in the event that a Third Party Claim relates to a recall of any of the products of the Business sold on or following the Closing for which any Seller could be responsible for any of the costs of such recall pursuant to the indemnification provisions of this Agreement or the terms of any other Transaction Document (a “Post-Closing Recall”), Buyers and Sellers agree to cooperate with one another in good faith with respect to such Post-Closing Recall.  Without limiting the foregoing, Buyers shall provide prompt notice to Sellers as soon as they are aware of a potential Post-Closing Recall.  Sellers and Buyers shall equally participate in any discussions or negotiations with the applicable third party.  Sellers shall have the option (which it may exercise, or not, in its sole discretion) to cure the defect or issue underlying the Post-Closing Recall in whatever manner Sellers see fit, so long as such proposed actions are acceptable to the third party that is initiating the Post-Closing Recall and such proposed actions do not result in material liabilities or material obligations to Buyers.

Section 7.06        Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding/and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08        Exclusive Remedies. Subject to Section 6.02 and Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims including Environmental Claims (other than claims arising from Fraud or criminal misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or criminal misconduct.

ARTICLE VIII

TERMINATION

Section 8.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Sellers and Buyers;

(b)          by Buyers by written notice to Sellers if any of the conditions set forth in Section 3.03 or Section 3.04 shall not have been fulfilled by June 30, 2016, unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Sellers by written notice to Buyers if any of the conditions set forth in Section 3.03 or Section 3.05 shall not have been fulfilled by June 30, 2016, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyers or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE VIII and Section 6.02 and ARTICLE IX hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any Fraud or criminal misconduct.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
859-572-8000 (telephone)
859-572-8444 (facsimile)
E-mail: legal@generalcable.com
Attention: Emerson C. Moser, Senior Vice President, General Counsel and Corporate Secretary

with a copy to:	Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601-9703
312-558-5257 (telephone)
312-558-5700 (facsimile)
E-mail: jjunewicz@winston.com
Attention: James J. Junewicz

If to Buyers:	Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
718-392-0200 (telephone)
718-784-3284 (facsimile)
E-mail: cbroccole@smpcorp.com
Attention: Carmine J. Broccole, Senior Vice President, General Counsel and Secretary

with a copy to:	Withers Bergman LLP
157 Church Street, 12th Floor
New Haven, CT 06510
203-789-1320 (telephone)
203-785-8127 (facsimile)
E-mail: clyde.tinnen@withersworldwide.com
Attention: Clyde W. Tinnen

Section 9.03        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06        Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.  In furtherance of the foregoing, the parties hereto acknowledge and agree that, as between the Mexico Asset Purchase Agreement and/or Mexico Stock Purchase Agreement, on the one hand, and this Agreement, on the other, this Agreement shall control in all respects, including without limitation the representations, warranties and indemnification procedures and limitations.  For the avoidance of doubt, in the event that there are any representations and warranties relating to the same subject matter in any Mexico Asset Purchase Agreement and/or Mexico Stock Purchase Agreement, on the one hand, and this Agreement, on the other, then the representations and warranties in such Mexico Asset Purchase Agreement and/or Mexico Stock Purchase Agreement shall be disregarded in their entirety and the representations and warranties in this Agreement shall control.  The parties acknowledge and agree that a breach of any representation or warranty in any Mexico Asset Purchase Agreement and/or Mexico Stock Purchase Agreement shall not result in any indemnification obligations on the part of any party thereto.

Section 9.07        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, any Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; provided, further, that such assignment shall not relieve the assigning party of any liability or obligation under this Agreement and the assigning party shall execute any documents or undertakings reasonably requested by the non-assigning party to confirm and secure the foregoing. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08        No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10        Dispute Resolution.

(a)          The parties shall first attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”) under the provisions of this Section 9.10 any Dispute that may arise from time to time by negotiation and consultation between themselves.

(b)          In the event that such Dispute is not resolved on an informal basis within 20 Business Days after one party provides notice to the other parties of such Dispute (“Dispute Notice”), any party may, by written notice to the other parties (“Escalation to Executive Notice”), refer such dispute to the executives of the parties set forth below (or to such other person of equivalent or superior position designated by such party in a written notice to the other parties, “Executive(s)”).

Executive of Sellers:	Greg Lampert, Executive Vice President, President and Chief Executive Officer,
General Cable, The Americas
General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
859-572-8000 (telephone)
859-572-8444 (facsimile)
E-mail: glampert@generalcable.com

Executive of Buyers:	James J. Burke, Executive Vice President, Finance, and Chief Financial Officer
Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
718-392-0200 (telephone)
718-784-3284 (facsimile)
E-mail: jburke@smpcorp.com

If the Executives cannot resolve any Dispute during the time period ending 20 Business Days after the date of the Escalation to Executive Notice, then either party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 9.11.

Section 9.11        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, OF THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL CABLE INDUSTRIES, INC.,

By
Name:
Title:

PRESTOLITE DE MÉXICO, S.A. DE C.V.

By
Name:
Title:

GK TECHNOLOGIES, INC.

By
Name:
Title:

GENERAL CABLE DE MÉXICO, S.A. DE C.V.

By
Name:
Title:

[Signature page to Stock and Asset Purchase Agreement]

GENERAL CABLE TECHNOLOGIES CORPORATION

By
Name:
Title:

SERVICIOS LATINOAMERICANOS GC S.A. DE C.V.

By
Name:
Title:

STANDARD MOTOR PRODUCTS, INC.

By
Name:
Title:

STANDARD MOTOR PRODUCTS DE MEXICO S. DE R.L. DE C.V.

By
Name:
Title:

MOTORTRONICS, INC.

By
Name:
Title:

[Signature page to Stock and Asset Purchase Agreement]